COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE March 1, 2007

Cooper Tire & Rubber Company Reports
Strong Fourth Quarter Operating Results

Fourth Quarter Highlights

Net sales increased 29 percent to a new quarterly record
Operating profit margin approaching 4 percent
$177 million of cash generated from continuing operations
Sales from North American Tire Operations increased 12 percent
Operating profit for North American Tire Operations of $35 million, 6 percent operating margin
Sales from International Tire Operations increased 166 percent including record results in Europe and newly added sales in China

Findlay, Ohio, March 1, 2007 — Cooper Tire & Rubber Company (NYSE:CTB) today reported consolidated net sales of $739 million for the three-month period ended December 31, 2006. The record total represents an increase of more than 29 percent compared to the same period a year ago. The year-over-year increase was driven primarily by the addition of the operations of Cooper Chengshan (Shandong) Passenger Tire Co., Ltd., and Cooper Chengshan (Shandong) Tire Company, Ltd. in China, of which the Company acquired controlling interests effective February 4, 2006. Improved sales volume, pricing and mix in North America and Europe also contributed to the increase in total revenue.

Operating profit for the quarter totaled $28 million, yielding an operating margin of nearly 4 percent compared to operating profit of $6 million and a margin of 1 percent in the fourth quarter of 2005. The increase was driven largely by improved price and product mix in North America and Europe, and improved operating efficiencies in the Company’s North American production facilities. These improvements were partially offset by higher raw material costs and $4 million in restructuring charges.

During the quarter the Company wrote off $52 million in goodwill and intangible assets associated with previous acquisitions within the North American Tire segment.

Including restructuring charges and the write off of goodwill and intangible assets (-86 cents per share), the Company recorded a net loss from continuing operations of $33 million or 53 cents per share. Discontinued operations generated net income of $5 million or 8 cents per share. In total, the Company recorded a net loss of $28 million or 45 cents per share.

Through these solid operating results and continued efforts to reduce working capital, the Company’s continuing operations generated $177 million in cash during the fourth quarter of 2006. This compares favorably to the fourth quarter of 2005 when continuing operations generated $60 million of cash. Cash and cash equivalents totaled $222 million and Cooper’s primary credit facilities remained undrawn at December 31, 2006.

For the full year 2006, the Company recorded sales of $2.7 billion, up 24 percent compared to the full year 2005, and generated an operating loss of $10 million and a net loss of $79 million compared to an operating profit of $26 million and a net loss of $9 million last year.

Adoption of New Pension Accounting Standard

During the quarter, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS nos. 87, 88, 106 and 132®” which requires recognition of the funded status of benefit plan obligations on the balance sheet. The adoption of this accounting standard resulted in a decrease to Stockholders’ equity of $197 million. This change, however, had no impact on cash, total projected benefit obligations, or future earnings potential for the Company.

North American Tire Operations

Cooper’s North American Tire operations reported sales of $585 million in the fourth quarter of 2006, up 12 percent compared to sales in the fourth quarter of 2005. This increase is attributable to improved pricing and mix as well as a small improvement in tire unit sales. The increase in tire sales was partially offset by lower sales within the Oliver Rubber Division, due primarily to the cessation of custom mixing for Cooper-Standard Automotive, a former affiliated company.

The Company’s North American Tire operations continued to gain share during the quarter. The Rubber Manufacturers Association (RMA) reported preliminary light vehicle replacement tire shipments were down about 4 percent in the fourth quarter. Cooper’s total light vehicle tire shipments were up 1 percent compared to the same period last year. Broadline, SUV and light truck tire product categories that showed the greatest increases.

Operating profit for the North American Tire operations was $35 million in the fourth quarter of 2006 compared to $9 million in the fourth quarter of 2005. The increase was the result of improved price and product mix and improving production efficiency in the Company’s North American plants. These were partially offset by raw material costs which, while down sequentially from the third quarter of 2006, were still significantly higher than in the fourth quarter of 2005, and by $3 million in restructuring costs.

The North American Tire segment was successful in reducing inventory by 1.2 million tires during the quarter, generating $57 million in cash. The inventory reduction also generated a pretax gain of nearly $9 million due to the use of the LIFO accounting method as lower, prior period costs in inventory were charged to costs of goods sold.

For the full year 2006, the North American Tire segment recorded sales of $2.096 billion and an operating loss of $4 million compared to sales of $1.955 billion and an operating profit of $33 million in the full year 2005.

International Tire Operations

The Company’s International Tire Operations reported consolidated sales of $177 million in the quarter, an increase of 166 percent compared to the fourth quarter of 2005.

The acquisition of the Cooper Chengshan operations contributed $100 million in sales during the period. Sales for Cooper Europe reached $73 million, up more than 14 percent compared to the same period last year. The increase in European sales was the result of approximately 1 percent higher unit volume, the impact of price increases to offset higher raw material costs, and favorable currency exchange rates. Total unit sales for International Tire operations increased by 143 percent during the quarter compared to the fourth quarter of 2005.

The Company’s International Tire Operations generated an operating loss of $5 million in the fourth quarter compared to an operating loss of $3 million in the fourth quarter of 2005. The change was the result of higher raw material costs in Europe and an increase in start-up expenses for the segment’s Cooper Kenda joint venture.

For the full year 2006, the Company’s International Tire Operations recorded sales of $680 million and operating profit of $9 million compared to $305 million in sales and an operating loss of $1 million for the full year 2005.

Management Commentary

Commenting on the quarter’s results, Cooper’s President and Chief Executive Officer Roy Armes said, “We are pleased with the improvement in our North American Tire operations. Productivity increased and total variable costs declined as a result of a solid team effort to deliver on our profit improvement goals. Sales were relatively strong as total unit volume increased and we gained market share in virtually every product category. Strong sales and continued management focus helped drive inventory lower, as we had planned, adding to our solid cash generation in the quarter.”

“We have made good progress but we have lots of opportunity to achieve the kind of results we are really capable of delivering,” Armes continued. “Continued execution of our cost cutting and profit improvement initiatives will be a key focus in 2007.”

Outlook

The Company plans to continue implementation of projects to enhance revenue, reduce complexity and inventory, cut costs and improve operating profit. Most of these key projects have been approved for implementation and will be completed throughout 2007. The implementation of these projects may, in some cases, be temporarily disruptive to normal operations. However, each project has a short payback and the Company is confident that the combination of initiatives planned will improve overall efficiency and profitability.

Spot market prices of several key commodities declined during the fourth quarter which, based on the Company’s purchasing patterns and contracts, should lead to sequentially lower raw material costs in the first quarter of 2007. The Company anticipates a sequential decline of approximately 4 percent in its overall raw materials index in the first quarter. However, on a year-over-year basis, the first quarter index is expected to be 3 percent higher than the first quarter of 2006. The Company expects more stable raw material prices in 2007 compared to 2006.

“This is an exciting time for Cooper as we begin to see the benefit of our hard work and many investments of the past couple of years,” Armes continued. “We anticipate further improvement in North America as we implement our revised production strategy and the flex plant system in Texarkana. Our Chinese operations have a lot of potential and now that we started production in our Cooper Kenda joint venture plant, we expect to see progressive improvement in our International segment results throughout 2007. I am confident in our team and our ability to execute our plans. I believe we are well positioned for continued, significant improvement in 2007.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 63 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in a presentation made by senior management and filed on Form 8-K on September 7, 2006.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended			Year Ended
	December 31			December 31
	2005		2006	2005	2006
Net sales	$572,403		$739,080	$2,155,185	$2,676,242
Cost of products sold	527,071		665,852	1,967,835	2,478,679

Gross profit	45,332		73,228	187,350	197,563
Selling, general and administrative	39,263		41,777	161,192	192,737
Adjustment to class action warranty	—		—	277)	—
Restructuring charges	—		3,648	—	14,575

Operating profit (loss)	6,069		27,803	26,435	(9,749)
Interest expense	13,036		11,805	54,511	47,166
Interest income	(6,175)		(2,935)	(18,541)	(10,067)
Debt extinguishment	(4,550)		—	4,228	(77)
Dividend of unconsolidated subsidiary	—		—	—	(4,286)
Impairment of goodwill and
indefinite-lived intangible asset	—		51,546	—	51,546
Other income — net	826		(503)	588	(2,077)

Income (loss) from continuing operations
before income taxes	2,932		(32,110)	(14,351)	(91,954)
Income tax benefit (expense)	(9,436)		(1,803)	(704)	9,727

Income (loss) from continuing operations
before minority interests	(6,504)		(33,913)	(15,055)	(82,227)
Minority interests	8		1,290	22	(3,663)

Loss from continuing operations	(6,496)		(32,623)	(15,033)	(85,890)
Income (loss) from discontinued operations,
net of income taxes	(355)		4,990	5,677	7,379

Net loss	$(6,851)		$(27,633)	$(9,356)	$(78,511)

Basic earnings (loss) per share
Loss from continuing operations	$(0.11)		$(0.53)	$(0.24)	$(1.40)
Income from discontinued operations	$(0.01)		$0.08	$0.09	$0.12

Net loss	$(0.11)	*	$(0.45)	$(0.15)	$(1.28)
Diluted earnings (loss) per share
Loss from continuing operations	$(0.11)		$(0.53)	$(0.24)	$(1.40)
Income from discontinued operations	$(0.01)		$0.08	$0.09	$0.12

Net loss	$(0.11)	*	$(0.45)	$(0.15)	$(1.28)
Weighted average shares outstanding
Basic	61,317		61,345	63,653	61,338
Diluted	61,317		61,345	63,653	61,338
Depreciation	$29,294		$34,601	$108,340	$132,860
Amortization	$3,358		$1,506	$7,327	$5,513
Capital expenditures	$44,140		$61,919	$172,152	$188,525
Segment information
Net sales
North American Tire	$524,201		$585,194	$1,954,685	$2,096,174
International Tire	66,422		176,528	305,291	680,164
Eliminations	(18,220)		(22,642)	(104,791)	(100,096)
Segment profit (loss)
North American Tire	8,778		35,072	32,838	(4,020)
International Tire	(3,447)		(4,835)	(663)	9,427
Eliminations	247		(568)	(445)	(567)
Unallocated corporate charges	491		(1,866)	(5,295)	(14,589)
CONSOLIDATED BALANCE SHEETS
	Dec 31, 2005		Dec 31, 2006

Assets
Current assets:
Cash and cash equivalents	$280,712		$221,655
Short-Term Investments	—		—
Accounts receivable	338,793		414,096
Inventories	306,046		351,687
Other current assets	20,120		21,686
Deferred income taxes	23,130		—

Total current assets	968,801		1,009,124
Property, plant and equipment	786,225		991,816
Goodwill	48,172		24,439
Restricted cash	12,382		7,550
Intangibles and other assets	336,606		202,350

	$2,152,186		$2,235,279

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$79		$112,803
Payable to non-controlling owner	—		51,527
Trade payables and accrued liabilities	257,444		355,186
Income taxes	15,390		4,698
Liabilities of discontinued operations	4,684		3,038

Total current liabilities	277,597		527,252
Long-term debt	491,618		513,213
Postretirement benefits other than pensions	181,997		258,579
Other long-term liabilities	220,896		217,743
Long-term liabilities of discontinued operations	14,407		8,913
Deferred income taxes	21,941		—
Minority interests	4,954		69,688
Stockholders’ equity	938,776		639,891

	$2,152,186		$2,235,279

* Amounts do not add due to rounding
Certain amounts from 2005 have been reclassed to conform to 2006 presentation